News Release

PATRICK INDUSTRIES, INC. REPORTS FOURTH QUARTER AND RECORD FULL YEAR 2022 FINANCIAL RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND
Fourth Quarter 2022 Highlights (compared to Fourth Quarter 2021 unless otherwise noted)
•Net sales of $952 million decreased 17%, with increased marine and manufactured housing revenue partially offsetting a 47% wholesale unit shipment decline in the RV end market
•Gross margin of 21.1% increased 130 basis points
•Operating income of $68 million decreased 29%
•Operating margin of 7.1% decreased 120 basis points
•Net income of $40 million decreased 34%
•Diluted earnings per share decreased 36% to $1.68, including a reduction of $0.14 per share for the impact of the accounting treatment for convertible notes
•Adjusted EBITDA of $108 million decreased 16%
•Operating cash flows of $182 million increased 74%
•Acquisition of Transhield
•Increased share repurchase authorization to $100 million
•Release of inaugural Responsibility & Sustainability Report in December

Full Year 2022 Highlights (compared to Full Year 2021 unless otherwise noted)
•Net sales of $4.9 billion increased 20%
•Gross margin of 21.7% increased 210 basis points
•Operating income of $496 million increased 41%
•Operating margin of 10.2% increased 160 basis points
•Net income of $328 million increased 46%
•Diluted earnings per share increased 40% to $13.49, including a reduction of $1.15 per share for the impact of the accounting treatment for convertible notes
•Adjusted EBITDA of $643 million increased 34%
•Operating cash flows of $412 million increased 63%
•Repurchased 1,325,564 shares for a total of $77 million and returned $33 million in dividends to our shareholders

ELKHART, IN - February 9, 2023 - Patrick Industries, Inc. (NASDAQ: PATK) (the "Company"), a leading component solutions provider for the Leisure Lifestyle and Housing markets, today reported financial results for the fourth quarter and full year ended December 31, 2022.
Net sales in the fourth quarter of 2022 decreased $196 million, or 17%, to $952 million from $1.1 billion in the fourth quarter of 2021. Wholesale unit shipments declined 47% in the RV industry, which represents 43% of our revenue in the quarter. Revenue growth in our marine and manufactured housing end markets partially offset the revenue decrease in our RV end market, and demonstrates the benefit of our diversified portfolio of business.
Operating income of $68 million decreased $27 million, or 29%, from $95 million in the fourth quarter of 2021. Operating margin of 7.1% in the fourth quarter of 2022 decreased 120 basis points compared to 8.3% in the same period a year ago. The decline in operating margin was driven principally by fixed cost absorption related to the decrease in sales, increased infrastructure investments to support our growth and strategic diversification efforts, continued execution of our IT transformation initiatives, and an increase in amortization of intangible assets from recent acquisitions. This decline was partially offset by the continued realization of efficiencies related to automation initiatives and the contribution of our margin-accretive acquisitions.
Net income was $40 million, a decrease of 34%, compared to $61 million in the fourth quarter of 2021. Diluted earnings per share was $1.68, a decrease of 36% for the fourth quarter of 2022 compared to $2.62 for the fourth quarter of 2021. Diluted earnings per share for the fourth quarter of 2022 includes a non-cash reduction of $0.14 per share for the accounting treatment of convertible notes discussed below. Adjusted EBITDA for the fourth quarter of 2022 was $108 million, declining 16% versus the prior year period.
In the first quarter of 2022, the Company adopted a new accounting standard that requires its 1.00% convertible notes due 2023 to be presented on an "if converted" basis in the calculation of diluted earnings per share. As a result of the adoption of this standard, the Company's fourth quarter and full year 2022 diluted earnings per share was reduced by $0.14 and $1.15, respectively. Prior year results do not reflect the adoption of the new accounting standard. These convertible notes were repaid in full at maturity on February 1, 2023 and will not materially impact diluted earnings per share in 2023.
"We are proud of our team’s performance during the fourth quarter and full year as we navigated extremely dynamic market conditions and capitalized on our size, scale, flexibility, and resources in our efforts to service our customers at the highest level,” said Andy Nemeth, Chief Executive Officer. “Our business model served us well in 2022, as we reported record full year revenues and profits, despite the RV OEM production recalibration that began in the second half of the year. Our ongoing efforts to strategically diversify our business continue to bear fruit as our fourth quarter results help demonstrate our portfolio’s resilience and ability to mitigate declines within individual end markets.”
Jeff Rodino, President, said, "Our investments into the marine OEM market and marine aftermarket helped bolster Patrick’s results in the fourth quarter and full year. Additionally, we have continued to invest in our infrastructure and culture to support our strategic plan and solidify the Company’s foundation for future growth. With new and younger buyers in the leisure lifestyle spaces and the continued limited inventory of affordable housing, we see the potential for long-term growth across our business."
Fourth Quarter 2022 Revenue by Market Sector (compared to Fourth Quarter 2021 unless otherwise noted)
RV (43% of Revenue)
•Revenue of $411 million decreased 39% while wholesale RV industry unit shipments decreased 47%
•Full year content per wholesale RV unit increased 31% to $5,257

Marine (27% of Revenue)
•Revenue of $255 million increased 35% while estimated wholesale powerboat industry unit shipments increased 11%
•Full year estimated content per wholesale powerboat unit increased 45% to $5,281

MH (16% of Revenue)
•Revenue of $155 million increased 3% while wholesale MH industry unit shipments decreased 12%
•Full year content per wholesale MH unit increased 21% to $6,243

Industrial (14% of Revenue)
•Revenue of $130 million decreased 2% while housing starts decreased 16%

Full Year 2022 Results
Net sales of $4.9 billion for the full year 2022 increased $804 million, or 20%, from $4.1 billion in 2021, reflecting strong demand for RVs in the first half of the year coupled with more consistent marine and housing demand throughout the year, as well as contributions from acquisitions completed during 2021 and 2022.
Full year 2022 operating income of $496 million increased $144 million, or 41%, compared to $352 million in 2021. Operating margin of 10.2% improved 160 basis points from 8.6% in the prior year. Net income of $328 million increased 46% compared to $225 million in 2021. Diluted earnings per share of $13.49 increased 40% compared to $9.63 in the prior year. Diluted earnings per share for the full year 2022 includes a non-cash reduction of $1.15 per share for the accounting treatment of convertible notes discussed above. Adjusted EBITDA for full year 2022 was $643 million, increasing 34% over 2021.
Balance Sheet, Cash Flow and Capital Allocation
Operating cash flow for the fourth quarter of 2022 was $182 million, an increase of 74%, compared to $105 million for the fourth quarter of 2021. Full year 2022 operating cash flow of $412 million increased 63% compared to the prior year due to strong profitability and diligent working capital management. Capital expenditures for the fourth quarter of 2022 totaled $16 million, a decrease of 20%, compared to $21 million in the fourth quarter of 2021. Capital expenditures for full year 2022 totaled $80 million, an increase of 23% from 2021, reflecting continued investments in automation, IT, and capacity in support of scalable growth. For the full year 2022, business acquisitions in RV, marine, powersports, and our industrial markets totaled $249 million, including the previously announced acquisition of Transhield in the fourth quarter.
In alignment with our capital allocation strategy, we returned $38 million to shareholders in the fourth quarter of 2022, consisting of $28 million in opportunistic repurchases of 516,922 shares and $10 million in dividends. For the full year 2022, we repurchased 1,325,564 shares for a total of $77 million and returned $33 million in dividends to our shareholders.
Our total debt at the end of the quarter was approximately $1.3 billion, resulting in a net leverage ratio of 1.9x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $508 million, which was net of a temporary reserve of $202.5 million against our credit facility until the settlement of our 1.00% convertible notes due 2023 as required by our credit agreement. The reserve consisted of the $172.5 million redemption price for the 1.00% convertible notes and a required excess reserve of $30.0 million. The Company repaid in full the 1.00% convertible notes at maturity in February 2023 through available borrowing capacity under the credit facility and cash on hand, releasing the $202.5 million temporary reserve.
Business Outlook and Summary
"We could not have achieved these results without the diligence, discipline, and dedication of our team members and the partnership we have with our customers and suppliers,” said Mr. Nemeth. “We are aggressively managing our working capital in alignment with projected demand levels and remain committed to working towards optimizing our capital allocation, which is key to our long-term growth strategy. We are confident in our business’s ability to generate free cash flow, as reflected in our decision to increase our quarterly dividend 36% to $0.45 per share and increase our share repurchase authorization to $100 million in the fourth quarter. We remain focused on meeting potential challenges ahead in 2023 and positioning our business for long-term success as we continue to invest in our infrastructure and strive to solidify Patrick as the first-choice component solutions provider in the leisure lifestyle and housing markets.”

Quarterly Cash Dividend
On February 6, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.45 per share of common stock. The dividend is payable on March 6, 2023, to shareholders of record at the close of business on February 21, 2023.
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2022 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “For Investors,” on Thursday, February 9, 2023 at 10:00 a.m. Eastern time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “For Investors.”
About Patrick Industries, Inc.
Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multi-family housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, with approximately 11,000 employees across the United States.
Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, net debt, earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, net debt, EBITDA, Adjusted EBITDA, and available liquidity may differ from similarly titled measures used by others. We calculate net debt by subtracting cash and cash equivalents from the gross value of debt outstanding. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income tax expense to net income. We calculate Adjusted EBITDA by taking EBITDA and adding back stock based compensation and loss on sale of property, plant and equipment and subtracting out gain on sale of property, plant and equipment. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of the continuing financial and operational uncertainty due to the COVID-19 pandemic, including its impact on the overall economy, our sales, customers, operations, team members, suppliers, and the countries where we have operations or from which we source products and raw materials, such as China; the effects of external macroeconomic factors, including adverse developments in world financial markets, disruptions related to tariffs and other trade issues, and global supply chain interruptions, including as a result of the current war in Ukraine; adverse economic and business conditions, including inflationary pressures, cyclicality and seasonality in the industries we sell our products; the effects of interest rate changes and other monetary and market fluctuations; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the imposition of, or changes in, restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security to include our ability to deter cyberattacks or other information security incidents; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to manage working capital, including inventory and inventory obsolescence; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales.
There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. In addition, future dividends are subject to Board approval. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fourth Quarter Ended		Year Ended
(thousands except per share data)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

NET SALES	$951,915	$1,147,479	$4,881,872	$4,078,092
Cost of goods sold	750,877	920,455	3,821,934	3,276,898
GROSS PROFIT	201,038	227,024	1,059,938	801,194

Operating Expenses:
Warehouse and delivery	37,813	38,993	163,026	139,606
Selling, general and administrative	76,544	77,705	327,513	253,547
Amortization of intangible assets	19,054	15,634	73,229	56,329
Total operating expenses	133,411	132,332	563,768	449,482

OPERATING INCOME	67,627	94,692	496,170	351,712
Interest expense, net	15,770	16,695	60,760	57,890
Income before income taxes	51,857	77,997	435,410	293,822
Income taxes	11,677	16,977	107,214	68,907
NET INCOME	$40,180	$61,020	$328,196	$224,915

BASIC EARNINGS PER COMMON SHARE	$1.85	$2.69	$14.82	$9.87
DILUTED EARNINGS PER COMMON SHARE	$1.68	$2.62	$13.49	$9.63

Weighted average shares outstanding - Basic	21,771	22,653	22,140	22,780
Weighted average shares outstanding - Diluted	24,191	23,299	24,471	23,355

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
(thousands)	December 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$22,847	$122,849
Trade receivables, net	172,890	172,392
Inventories	667,841	614,356
Prepaid expenses and other	46,326	64,478
Total current assets	909,904	974,075
Property, plant and equipment, net	350,572	319,493
Operating lease right-of-use assets	163,674	158,183
Goodwill and intangible assets, net	1,349,493	1,191,833
Other non-current assets	8,828	7,147
TOTAL ASSETS	$2,782,471	$2,650,731

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$7,500	$7,500
Current operating lease liabilities	44,235	40,301
Accounts payable	142,910	203,537
Accrued liabilities	172,595	181,439
Total current liabilities	367,240	432,777
Long-term debt, less current maturities, net	1,276,149	1,278,989
Long-term operating lease liabilities	122,471	120,161
Deferred tax liabilities, net	48,392	36,453
Other long-term liabilities	13,050	14,794
TOTAL LIABILITIES	1,827,302	1,883,174

TOTAL SHAREHOLDERS’ EQUITY	$955,169	$767,557

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,782,471	$2,650,731

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
(thousands)	December 31, 2022	December 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$328,196	$224,915
Depreciation and amortization	130,757	104,808
Amortization of convertible notes debt discount	1,851	7,987
Stock-based compensation expense	21,751	22,887
Other adjustments to reconcile net income to net cash provided by operating activities	(10,124)	1,611
Change in operating assets and liabilities, net of acquisitions of businesses	(60,693)	(110,078)
Net cash provided by operating activities	411,738	252,130
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(79,883)	(64,804)
Business acquisitions and other investing activities	(241,584)	(509,930)
Net cash used in investing activities	(321,467)	(574,734)
NET CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	(190,273)	400,686
(Decrease) increase in cash and cash equivalents	(100,002)	78,082
Cash and cash equivalents at beginning of year	122,849	44,767
Cash and cash equivalents at end of year	$22,847	$122,849

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation for diluted share count which shows the dilutive impact of the adoption of ASU 2020-06 on our 1.00% convertible notes due 2023 as mentioned above:

	Fourth Quarter Ended		Year Ended
(thousands except per share data)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Numerator:
Earnings for basic per share calculation	$40,180	$61,020	$328,196	$224,915
Effect of interest on potentially dilutive convertible notes, net of tax	510	—	1,927	—
Earnings for dilutive per share calculation	$40,690	$61,020	$330,123	$224,915
Denominator:
Weighted average common shares outstanding - basic	21,771	22,653	22,140	22,780
Weighted average impact of potentially dilutive convertible notes	2,078	—	2,059	—
Weighted average impact of potentially dilutive securities	342	646	272	575
Weighted average common shares outstanding - diluted	24,191	23,299	24,471	23,355
Earnings per common share:
Basic earnings per common share	$1.85	$2.69	$14.82	$9.87
Diluted earnings per common share	$1.68	$2.62	$13.49	$9.63

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

The following table reconciles net income to EBITDA and Adjusted EBITDA:

	Fourth Quarter Ended		Year Ended
(thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$40,180	$61,020	$328,196	$224,915
+ Depreciation & amortization	34,501	28,510	130,757	104,808
+ Interest expense, net	15,770	16,695	60,760	57,890
+ Income taxes	11,677	16,977	107,214	68,907
EBITDA	102,128	123,202	626,927	456,520
+ Stock based compensation	6,155	5,580	21,751	22,887
+ (Gain) loss on sale of property, plant and equipment	153	10	(5,560)	583
Adjusted EBITDA	$108,436	$128,792	$643,118	$479,990